Exhibit 99.2


Press Release
                                                    Source: Tasker Capital Corp.

Tasker Products Expands Distribution of Close Call(TM) With the Addition of Southern Wine & Spirits and 12 Other Distributors

Friday June 17, 11:00 am ET

Close Call Now Sold Through a Total of 50 Distributors

DANBURY, Conn., June 17 /PRNewswire-FirstCall/ -- Tasker Capital Corp. (OTC Bulletin Board: TKER - News), a distributor and marketer of a licensed proprietary technology that is highly effective in inhibiting pathogenic bacteria, today announced that Southern Wine & Spirits ("SW&S"), a beverage distribution and brand management leader covering 12 states including California, Nevada and New York, will join the growing list of distributors of Tasker's Close Call(TM), the first alcohol free, liquid breath freshener that is clinically proven to effectively eliminate bad breath odors caused from eating, smoking and drinking. Tasker has already received an initial order from SW&S for distribution in the state of Arizona.

Tasker has also added 12 new distributors extending its reach from Maine to Florida and, with the addition of SW&S and another distributor in Northern California, to Arizona and the San Jose, California area. The recent additions to its list of distributors bring the total number that have submitted purchase orders to 50, serving approximately 100,000 accounts in total. The Company is in the process of securing distribution for Boston, San Francisco, New York, Chicago and Canada and expects to achieve nationwide coverage this summer.

"Identifying, choosing and training distributors and their sales force is a continuous process," commented Richard Weiner, Tasker's vice president sales for Close Call. "We are constantly meeting with prospective distributors to determine their capabilities and product mix compatibility. Our adherence to our marketing strategy, which was based on months of research, is building brand awareness and consumer demand."

Robert Appleby added, "Our roll-out strategy was designed to build consumer awareness that will cultivate strong sell-through, once a critical mass in distribution is reached. A rush to market approach, not supported by established demand, increases the risk of shelf-burn and potential failure. Once our roll-out of Close Call is complete and sufficient data has been compiled, we intend to provide the investment community with metrics to measure our sales progress." Mr. Appleby added, "We are currently at a 200,000 bottle per day production capacity, expanding to 400,000 over the next few weeks. We intend to provide the investment community with all the necessary metrics to show our progress during the second quarter conference call."


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About Tasker Products

Tasker Products is a manufacturer, distributor and marketer of products using a unique, licensed patented process that utilizes a highly charged, acidified, yet stable and safe solution that enables copper sulfate, widely known for its bacteriostatic properties to remain active throughout a wide range of pH values. The company is continuing its clinical research and development of future products in the oral care, food processing, skin care and pet products industries. Presently the company markets Close Call., the world's first clinically proven anti-microbial oral hygiene breath drink. Tasker Capital Corp. is headquartered in Danbury, Connecticut. To be added to the news distribution list or to present any questions, send an email to tasker@wallstreetir.com. Additional information about Tasker is also available at www.taskerproducts.com

This release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statement. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to compete with other products in our space; the risk of unfavorable federal regulation; and the fact that our status as a development stage company makes our future unclear. Consequently you should not place undue reliance on these forward-looking statements. The proposed transaction may or may not close based on the findings of the business and legal due diligence and the decision by Tasker Capital's Board of Directors. If the transaction does close, the Company may find that the combination does not yield the anticipated synergies or benefits. We discuss many of these and other risks and uncertainties in greater detail under the section entitled, "Risk Factors That May Affect Future Results" in Item 1 of the Company's Current Report on Form 10-KSB as filed with SEC.

Investor Contact:
Joseph M. Zappulla
Wall Street Consultant Corp.
212-681-4100
jzappulla@wallstreetir.com

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Source: Tasker Capital Corp.